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                        [Opinion of George W. M. Thomas]



                                October 27, 2000

Board of Directors
MemberWorks Incorporated
9 West Broad Street
Stamford, Connecticut  06902

         Re: Shares of Common Stock of MemberWorks Incorporated To Be Resold Pursuant To Registration Statement on Form S-3

Gentlemen:

         I have acted as general counsel to MemberWorks Incorporated (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement (the "Registration Statement") on Form S-3 relating to the offering for resale of up to 425,232 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), by certain persons named in the Registration Statement. You have requested my opinion as to certain matters with respect to the Common Stock.

         I have examined such corporate records of the Company, including its Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

         On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized by the Board of Directors and is validly issued, fully paid, and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                   Sincerely yours,

                                   /s/ George W. M. Thomas
                                   Senior Vice President and General Counsel